Item 77Q1 Response to Item 77C Maters submitted to a vote of security holders

Special meeting of shareholders of the Trust was held on September 26, 2008 (the "Meeting"). The Meeting was held to Change each Fund's fundamental investment objective and related policies so that each Fund is no longer required to conform its asset allocation strategy to the Dow Jones Target Date methodology. At record date
August 13, 2008, the number of shares outstanding on record date, number of shares represented at the Meeting, and the details of the voting with respect to the stated matters are given below. All matters presented received the required number of affirmative votes for approval.

NestEgg 2010
Shares Outstanding	842,293
Shares Represented	818,983
Affirmative		809,661
Against			--
Abstain			9,322

NestEgg 2015
Shares Outstanding	1,235,773
Shares Represented	1,226,795
Affirmative		1,226,795
Against			--
Abstain			--

NestEgg 2020
Shares Outstanding	3,307,666
Shares Represented	3,279,736
Affirmative		3,279,736
Against			--
Abstain			--

NestEgg 2030
Shares Outstanding	2,480,879
Shares Represented	2,400,586
Affirmative		2,400,586
Against			--
Abstain			--

NestEgg 2040
Shares Outstanding	2,629,548
Shares Represented	2,560,787
Affirmative		2,560,527
Against			--
Abstain			260